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                                                                  EXHIBIT 4.6(c)


               THIRD AMENDMENT TO EAST COAST POWER HOLDING COMPANY
                               SECURITY AGREEMENT


         This THIRD AMENDMENT TO SECURITY AGREEMENT (this "AMENDMENT"), effective as of February 23, 2001, made by EAST COAST POWER HOLDING COMPANY L.L.C., a Delaware limited liability company (the "GRANTOR"), to THE BANK OF NEW YORK, a New York banking corporation, in its capacity as trustee (the "TRUSTEE") for the holders from time to time (the "HOLDERS") of the Notes (as defined in the Indenture dated as of April 20, 1999 by and among the Company and Trustee (the "INDENTURE")), issued by East Coast Power L.L.C., a Delaware limited liability company (the "COMPANY") under the Indenture referred to below.

                             PRELIMINARY STATEMENTS

         WHEREAS, on April 20, 1999, the Trustee and the Company entered into that certain Indenture, pursuant to which the Company issued certain promissory notes in the aggregate principal amount of $850,000,000.

         WHEREAS, as a condition precedent to the initial purchase of the Notes, the Trustee required that the Grantor and Trustee enter into that certain Security Agreement dated as of April 20, 1999, as amended by that certain First Amendment to Security Agreement dated as of August 13, 1999, as amended by that certain Second Amendment to Security Agreement dated as of November 16, 2000, (as amended, the "SECURITY AGREEMENT").

         WHEREAS, Grantor has (a) conveyed to Mesquite Investments, L.L.C. ("MESQUITE") all of its Class A membership interests and a portion of its Class B membership interests in the Company (that are the subject of the Security Agreement), and (b) converted its remaining Class B membership interests (that are the subject of the Security Agreement) to 100% of a new preferred membership interest in the Company representing a 1 % Sharing Ratio in the Company.

         WHEREAS, the Grantor and the Trustee have agreed to amend the Security Agreement to change the description of the membership interests owed by Grantor which are the subject of the Security Agreement.

         NOW THEREFORE, in consideration of the premises and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantor and Trustee agree as follows:

         SECTION 1. Amendments. Schedule I of the Security Agreement is amended by deleting the current Schedule I and interesting in its place the following:



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                                   SCHEDULE I

                                EQUITY INTERESTS

             ISSUER                        TYPE OF INTEREST              PERCENTAGE OF OUTSTANDING EQUITY INTEREST
             ------                        ----------------              -----------------------------------------
East Coast Power L.L.C.            Preferred Limited Liability        100% of Preferred Limited Liability Company
                                   Company Membership Interest        Membership Interests representing a 1% Sharing
                                                                      Ratio


         SECTION 2. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

         SECTION 3. Governing Law; Entire Agreement. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. This Amendment constitutes the entire understanding among the Grantor, the Trustee and the Holders of the Notes with respect to the subject matter hereof and supercedes any prior agreements, written or oral, with respect thereto.

                          [SIGNATURES BEGIN NEXT PAGE]



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                  EAST COAST POWER HOLDING COMPANY L.L.C.

                                  By: Joint Energy Development Investments II
                                      Limited Partnership, its Sole Member

                                      By: Enron Capital Management II Limited
                                          Partnership, its General Partner

                                          By: Enron Capital II Corp., its
                                              General Partner


                                          By: /s/ Bradley K. Alford
                                             -----------------------------------

                                          Name: Bradley K. Alford
                                               ---------------------------------

                                          Title: Attorney-in-Fact
                                                --------------------------------



                                  THE BANK OF NEW YORK, as Trustee


                                  By: /s/ Marybeth Lewicki
                                     -------------------------------------------

                                  Name: Marybeth Lewicki
                                       -----------------------------------------

                                  Title: Vice President
                                        ----------------------------------------



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